UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTIONS 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 11, 2008

EXTREME NETWORKS, INC.

(Exact name of registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

000-25711	77-0430270
(Commission File Number)	(I.R.S. Employer Identification No.)

3585 Monroe Street, Santa Clara, CA	95051
(Address of principal executive offices)	(Zip Code)

(408) 579-2800

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2008, the Board of Directors of Extreme Networks, Inc. (the “Company” or “Extreme”), upon the recommendation of the Compensation Committee, approved the amendment and restatement of the Company’s Executive Change in Control Severance Plan (the “Severance Plan”) to incorporate changes recommended by the Compensation Committee. The Severance Plan provides for certain benefits for the Company’s executive officers and for certain vice presidents of the Company upon a change in control of Extreme (“Covered Officers”).

The Severance Plan provides for additional cash compensation in an amount equal to the aggregate amount of the Covered Officer’s monthly salary and bonus for the severance benefit period, health care and other benefits (collectively, “Severance Benefits”) if the Covered Officer is terminated without cause (as that term is defined in the Severance Plan) or resigns as a result of certain adverse circumstances described in the Severance Plan within 12 months after a change in control (“Double Trigger Terminations”).

The Severance Plan previously provided that if the acquiror assumed or otherwise continued equity awards previously granted to a Covered Officer, the vesting of fifty percent (50%) of a Covered Officer’s then unvested stock options and stock appreciation rights would be accelerated as of the date of the change in control and all other equity awards would vest in full. The Severance Plan also provided that upon a Double Trigger Termination all remaining unvested equity awards would vest in full. The Severance Plan was amended to modify the provisions for the vesting of equity awards, generally to delay the date of any acceleration of vesting for future grants. As amended, the Severance Plan provides that, unless otherwise determined by the Compensation Committee, for equity grants after the effective date of the amendment, if equity awards are assumed or otherwise continued by the acquiror, acceleration of vesting of all such awards will occur only upon a Double Trigger Termination, and then will accelerate 100%. The Severance Plan also previously provided that if the acquiror did not assume or otherwise continue equity awards, acceleration of vesting of all such awards would occur in full. The Severance Plan as amended provides that, unless otherwise determined by the Compensation Committee, if equity awards are not assumed or otherwise continued by the Acquiror, accelerated vesting will only occur with respect to the number of months in the applicable Covered Officer’s “severance benefit period.”

The “severance benefit period” is the period of time determined by the Compensation Committee that a Covered Officer is entitled to Severance Benefits. The Compensation Committee has established that the severance benefit period for covered officers will be 18 months in the case of the chief executive officer, 12 months in the case officers who report directly to the chief executive officer and 6 months in the case of eligible vice presidents designated by the Compensation Committee. In some cases, the severance benefit period for certain Covered Officers (including the chief executive officer) is increased from the period established under the Severance Plan prior to amendment.

In order to be covered by the terms of the new plan, each Covered Officer must enter in an agreement with the Company. Until such an agreement is executed, persons who are currently Covered Officers are entitled to the benefits of the terms of the Severance Plan prior to amendment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXTREME NETWORKS, INC.

Dated: August 11, 2008	By:	/S/ KAREN M. ROGGE
Karen M. Rogge Senior Vice President and Chief Financial Officer